SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

Date of Report (Date of earliest event reported): December 9, 1997



               EASTPOINT MALL LIMITED PARTNERSHIP
     (Exact name of registrant as specified in its charter)



      Delaware                 1-16024               13-3314601
State or other jurisdiction   Commission            IRS Employer
  of incorporation            File Number         Identification No.



3 World Financial Center, 29th Floor
New York, NY Attn: Andre Anderson                   10285-2900
Address of principal executive offices               Zip Code



Registrant's telephone number, including area code (212) 526-3237



Item 2. Disposition of Assets

On December 9, 1997, Eastpoint Mall Limited Partnership (the "Partnership") closed on the sale of its 90.9% general partnership interest in Eastpoint Partners, L.P. ( the "Owner Partnership"), constituting all of the Partnership's ownership interest in Eastpoint Mall, an enclosed shopping mall located in Baltimore County, Maryland (the "Mall"), to Shopco 048 LLC and Eastpoint 048 LLC, the assignees (the "Assignees") of Shopco Advisory Corp. ("Shopco"). The Assignees are affiliates of Shopco.

The purchase price was based, in part, on the fair market value of the Mall, which was $81,000,000 as determined by an independent appraiser, and an arm's-length negotiation between
Shopco and Eastern Avenue Inc., the General Partner of the Partnership, on behalf of the Partnership. The Assignees paid an amount necessary to satisfy the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall and paid the Partnership $25,489,064 in cash for its general partnership interest. At the closing, the Partnership's net proceeds from the sale, after closing adjustments and expenses relating to the sale, was approximately $23,292,000; this number may change as a result of certain post-closing adjustments and payment of additional expenses relating to the sale. The Partnership also received approximately $1,500,000 in return of certain reserves and escrowed funds under the mortgage indebtedness on the Mall.

Shopco is an affiliate of Shopco Management Corp., the managing and leasing agent for the Mall, and SFN Limited Partnership, the sole limited partner of the Owner Partnership.




                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            EASTPOINT MALL LIMITED PARTNERSHIP
                            Registrant

                            By:  EASTERN AVENUE INC.
                            General Partner


Date:December 11, 1997      By: /s/ Robert J. Hellman
                                Robert J. Hellman
                                President